Exhibit 2(g)


                          INVESTMENT ADVISORY AGREEMENT


      AGREEMENT made this 15th day of April, 1988 by and between The High Yield Plus Fund, Inc., a Maryland corporation (the "Fund"), and Wellington Management Company/Thorndike, Doran, Paine & Lewis, a Massachusetts partnership (the "Investment Adviser").

      WHEREAS, the Fund is a closed-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, and the shares of the Fund are registered for sale to the public under the Securities Act of 1933; and

      WHEREAS, the Fund desires to retain the Investment Adviser to render investment management services to the Fund and the Investment Adviser is willing to render such services;

      NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

       1.    DUTIES OF INVESTMENT ADVISER

      The Investment Adviser shall manage the investment and reinvestment of the Fund's assets; continuously review, supervise, and administer the investment program of the Fund; determine in its discretion the securities to be purchased, retained, sold, pledged or loaned (and implement those decisions); determine in its discretion when, to what extent and under what terms the Fund shall engage in bank or other borrowing (and, together with the Fund's Administrator or such other parties s the Investment Adviser may select, implement those determinations); provide the Fund with records concerning the Investment Adviser's activities which the Fund is required to maintain; render regular



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reports to the Fund's officers and Directors concerning the Investment Adviser's discharge of the foregoing responsibilities; and supply the Fund's officers and Directors with all statistical information and reports reasonably required by them and reasonably available to the Investment Adviser. The Investment Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Directors of the Fund and in compliance with such policies as the Directors may from time to time establish, and in compliance with the objectives, policies, and limitations of the Fund set forth in the Fund's prospectus, as amended from time to time, and with all applicable laws and regulations. The Investment Adviser agrees, at its own expense, to render the services described herein and to provide the office space, furnishings and equipment and the personnel required by it to perform those services on the terms and for the compensation provided herein; provided that expenses for necessary services of parties other than the Investment Adviser rendered in connection with the activities described above shall be borne by those parties, or by the Fund, as appropriate. The Investment Adviser shall authorize and permit any of its officers, partners and employees, who may be elected as officers or Directors of the Fund, to serve in the capacities in which they are elected.

       2.    PORTFOLIO TRANSACTIONS.

      The Investment Adviser is authorized to arrange for the execution of the Fund's portfolio transactions by selecting the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain the best net results as described in the Fund's prospectus, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved. The Investment Adviser may, in its discretion, purchase and sell portfolio securities through


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brokers who provide the Adviser or the Fund with research,  analysis, advice and similar services, and the Investment Adviser may pay to these brokers, in return for research and analysis, a higher commission than may be charged by other brokers, provided that the Investment Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Investment Adviser to the Fund and the Adviser's other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term.

      3.    COMPENSATION OF THE INVESTMENT ADVISER.

      For the services to be rendered by the Investment Adviser as provided in Sections 1 and 2 of this Agreement, the Fund shall pay to the Investment Adviser, as promptly as possible, after the last day of each month, a fee at the annual rate of .50% of the Fund's average net assets, based on the average weekly net asset value. The first payment of the fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Investment Adviser for all services rendered pursuant to this Agreement prior to that date. In the event that the Investment Adviser's right to such fee commences to accrue to a date other than the first day of the month, the fee provided in this Section shall be computed on the basis of the period beginning on the first business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days in that period as a percentage of the


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total  number  of  days in such  month.  In the  event  of  termination  of this
Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal month as a percentage of the total number of days in such month. The average weekly net asset value of the Fund shall in all cases be based only on those days when the New York Stock Exchange is open for business, and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Fund. Each fee payment to the Investment Adviser shall be accompanied by a report of the Fund prepared either by the Fund's Administrator or by a reputable firm of independent accountants which shall show the amount properly payable to the Investment Adviser under this Agreement and the detailed computation thereof.

       4.    OTHER SERVICES.

      At the request of the Fund, the Investment Adviser in its discretion may make available to the Fund office facilities, equipment, personnel, and services other than as set forth in Sections 1 and 2 of this Agreement. Such office facilities, equipment, personnel, and services shall be provided for or rendered by the Investment Adviser and billed to the Fund at the Investment Adviser's cost.

       5.    REPORTS.

      The Fund and the Investment Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

       6.    STATUS OF INVESTMENT ADVISER.


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      The  services of the  Investment  Adviser to the Fund are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others as long as its services to the Fund are not impaired thereby. The Investment Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Investment Adviser, who may also be a director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

       7.    CERTAIN RECORDS.

      Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by the Investment Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request.

       8.    LIABILITY OF INVESTMENT ADVISER.

      The Investment Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with performance of its obligations under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement, or damages resulting from a breach of fiduciary duty with respect to receipt of compensation for services.


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       9.    PERMISSIBLE INTERESTS.

      Directors, officers, agents and shareholders of the Fund are or may be interested in the Investment Adviser (or any successor thereof) as partners, officers or otherwise; partners, officers, agents, and shareholders of the Investment Adviser are or may be interested in the Fund as Directors, officers, shareholders or otherwise; and the Investment Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise.

       10.   DURATION AND TERMINATION.

      If approved by holders of a majority of the outstanding voting securities of the Fund at the first shareholders' meeting following the date of this Agreement, and unless sooner terminated as provided herein, this Agreement shall continue until April 15, 1990, and thereafter for periods of one year, so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Investment Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules hereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated at any time without the payment of any penalty by vote of a majority of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Investment Adviser, or by the Investment Adviser at any time without the payment of any penalty, on 60 days' written notice to the Fund. This Agreement will automatically and


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immediately  terminate  in the event of its  assignment.  Any notice  under this
Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party. As used in this
Section 10, the terms "assignment", "interested person", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exceptions as may be granted by the Securities and Exchange Commission under the Investment Company Act of 1940.

       11.     SEVERABILITY.

      If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

       12. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

       13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


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      IN WITNESS  WHEREOF,  the parties  hereto have caused this Agreement to be executed as of the day and year first written above.



WELLINGTON MANAGEMENT COMPANY/      THE HIGH YIELD PLUS FUND, INC.
THORNDIKE, DORAN, PAINE & LEWIS


By: _________________________________     By: ________________________________






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